Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Priority Technology Holdings, Inc. of our report dated March 29, 2019, relating to the consolidated financial statements of Priority Technology Holdings, Inc. and Subsidiaries (as successor to Priority Holdings, LLC and Subsidiaries), appearing in the Annual Report on Form 10-K of Priority Technology Holdings, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

Atlanta, Georgia

March 29, 2019